Exhibit 10.2
MASTER TERMINATION OF AFFILIATE ARRANGEMENTS

This Master Termination of Affiliate Arrangements (this “Agreement”) is entered into as of December 16 2025 (the “Execution Date”) by and among Buyerlink, Inc., a Delaware corporation (“Buyerlink”), Inspirato Incorporated, a Delaware corporation (the “Company”), solely with respect to its obligations to others or from others expressly set forth herein, and One Planet Group, LLC, a Delaware limited liability company (“One Planet Group”). The foregoing are collectively referred to as the “Parties.”

This Agreement is delivered pursuant to, and in satisfaction of, Section 6.3(e) of that certain Agreement and Plan of Merger, dated December 16, 2025 (the “Merger Agreement”), by and among Exclusive Investments, LLC (“Parent”), Boomerang Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

RECITALS

WHEREAS, Buyerlink and the Company (or its Affiliate, Inspirato LLC) are parties to the following agreements:

1.that certain Direct Marketing Employee Agreement, dated March 12, 2025 (the “DME Agreement”); and
2.that certain Corporate Independent Contractor Agreement, dated July 15, 2025, as amended by that certain Amendment to Corporate Independent Contractor Agreement, dated July 24, 2025 (collectively, the “ICA”);
3.that certain Facility Use Agreement (American Fork Office), dated October 1, 2025 (the “Facility Agreement”);

WHEREAS, the Company has an arrangement with One Planet Group pursuant to which the Company reimburses One Planet Group for certain business-related travel expenses (the “Travel Reimbursement Arrangement”, and together with the DME Agreement, the ICA and the Facility Agreement, the “Affiliate Arrangements”).

WHEREAS, pursuant to Section 6.3(e) of the Merger Agreement, the Company is required to cause all Affiliate Arrangements to be terminated, with all obligations thereunder fully satisfied or waived, effective immediately prior to the Closing (as that term is defined in the Merger Agreement); and

WHEREAS, the Parties desire to effect such termination and to resolve all obligations arising under the Affiliate Arrangements on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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Exhibit 10.2

1.Termination of Affiliate Arrangements

1.1.Termination Effective Date. Each Affiliate Arrangement shall terminate in its entirety effective as of 11:59 p.m. Mountain Time on December 31, 2025 (the “Termination Effective Date”), without any further action by any Party.

1.2 No Surviving Obligations. As of the Termination Effective Date, and except solely for the obligations expressly set forth in Section 2, all rights, duties, and liabilities under the Affiliate Arrangements shall cease, and no Party shall have any continuing liability or obligation thereunder.

2.Final Payments and Finality of Obligations

1.1. Final Payment Amounts. The Company shall pay to Buyerlink $280,317, and to One Planet Group $171,900, which in each case is an amount representing all compensation, facility fees, and any other amounts accrued, owed, or payable under the relevant Affiliate Arrangements through the Termination Effective Date (the “Final Payment Amounts”). Prior to making any Final Payment Amounts, all Final Payment Amounts shall have been ratified by the Company’s board of directors as related party transactions.

1.2.Timing of Payment. The Final Payment Amounts as of the date hereof shall be paid in full no later than five (5) business days following the Termination Effective Date. All payments shall be made by wire transfer of immediately available funds.

1.3.Finality; No Additional Amounts Owed. The Parties agree that:
(i)The Final Payment Amounts constitute the entire amount owed to Buyerlink or One Planet Group under or relating to the Affiliate Arrangements;
(ii)No additional fees, penalties, administrative charges, severance, reimbursements, or other amounts shall be owed;
(iii)No further Travel Reimbursement Arrangements shall be required to be paid by the Company (and the Company shall not pay any Travel Reimbursement Arrangements) beyond the amounts set forth in Section 2.1.
(iv)No further invoicing, approvals, or true-ups are required.

1.4.No Offset or Clawback. The Company waives any right to set off, recoup, withhold, claim overpayment, or claw back any portion of the Final Payment Amounts.

3.Mutual Release

3.1. Buyerlink Release. Effective upon Buyerlink’s and One Planet Group’s receipt of all Final Payment Amounts, each of Buyerlink and One Planet Group, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally releases and forever discharges the Company, and each of its Affiliates (including after the Closing, the Parent), and their respective directors, officers, employees, agents, and representatives, from any and all

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Exhibit 10.2
claims, demands, actions, causes of action, liabilities, obligations, damages, and losses of any kind, whether known or unknown, arising out of or relating to the Affiliate Arrangements through the Termination Effective Date.

3.2.Company Release. Effective upon execution of this Agreement, and subject to the effective termination of the Affiliate Arrangements as of the Termination Effective Date, the Company and each of its Affiliates (including, after the Closing, the Parent) hereby irrevocably and unconditionally release and forever discharge Buyerlink, One Planet Group and their respective Affiliates, and their respective directors, officers, employees, agents, and representatives, from any and all claims, demands, actions, causes of action, liabilities, obligations, damages, and losses of any kind, whether known or unknown, arising out of or relating to the Affiliate Arrangements, including all services, personnel, facilities, performance, non-performance, breaches (alleged or actual), worker-classification matters, employment or contractor matters, tax matters, invoicing or payment matters, and any other dealings, interactions, or obligations of any kind in connection with the Affiliate Arrangements through the Termination Effective Date.

3.3. Survival; Scope of Releases. Each release set forth in this Section 3 is final, unconditional, and irrevocable, constitutes a general release of all claims relating to the Affiliate Arrangements (subject only to performance of this Agreement), survives the Closing, and does not limit or impair the rights or obligations expressly set forth in this Agreement.

3.4.Return or Destruction of Information. Buyerlink and One Planet Group agree that all information received from the Company with respect to the Affiliate Arrangements is the Company’s proprietary information and that Buyerlink and One Planet Group shall (1) not use or retain any such proprietary information of the Company, and (2) promptly return or certify as destroyed such information within five days after the Termination Effective Date.

4.Representations and Warranties

4.1. Each of Buyerlink and One Planet Group represents that it has the authority to enter into this Agreement.
4.2.The Company represents and warrants to Buyerlink and One Planet Group that:
(i)There are no additional earned or contingent obligations of Buyerlink or One Planet Group under the Affiliate Arrangements.
(ii)The execution and performance of this Agreement complies fully with Section 6.3(e) of the Merger Agreement.
(iii)No consent, notice, or third-party approval is required for termination except as already delivered.
(iv)It will not assert any claim that Buyerlink or One Planet Group failed to perform or breached any Affiliate Arrangement.

5.Execution and Effectiveness

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Exhibit 10.2
This Agreement is executed and delivered as of the Execution Date and shall become effective immediately upon execution. The Affiliate Arrangements shall terminate in accordance with Section 1.1 as of the Termination Effective Date. Notwithstanding the foregoing, if the Closing under the Merger Agreement does not occur, nothing in this Agreement shall be deemed to waive, release, amend, or otherwise affect any post-termination compensation, tail, or similar continuing obligations under the Affiliate Arrangements, which shall continue to be governed by their respective terms.

6.Entire Consideration
The Parties agree that the Final Payment Amounts are the entire and exclusive consideration for all services performed and the termination of the Affiliate Arrangements; provided however, that in the event the Closing does not occur, nothing herein shall be deemed to waive, release, or otherwise affect any post-termination compensation, tail, or similar continuing obligations under the Affiliate Arrangements.

7.Miscellaneous

7.1. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort, or statute) arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflict-of-laws principles that would result in the application of the laws of any other jurisdiction.

7.2.Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect and shall be interpreted to give effect to the original intent of the Parties as closely as possible.

7.3. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by electronic transmission (including via PDF or DocuSign) shall be deemed valid and binding for all purposes.

7.4. Supremacy Over Affiliate Arrangements. In the event of any conflict, inconsistency, or ambiguity between the terms of this Agreement and the terms of any Affiliate Arrangement, the terms of this Agreement shall control in all respects, including with respect to termination, payment obligations, and releases.

7.5. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, and communications, whether written or oral, relating to such subject matter.

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Exhibit 10.2

[Signature Page Follows]

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Exhibit 10.2
WHEREUPON, the Parties have executed this Agreement as of the dates shown below.

COMPANY
By: /s/ Payam Zamani
Name: Payam Zamani
Title: Chief Executive Officer
Date: December 16, 2025

BUYERLINK INC.
By: /s/ Tatevik Davtyan
Name: Tatevik Davtyan
Title: SVP, Legal and Compliance
Date: December 16, 2025

ONE PLANET GROUP
By: /s/ Tatevik Davtyan
Name: Tatevik Davtyan
Title: SVP, Legal and Compliance
Date: December 16, 2025

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